Safehold

Press Release

Safehold Closes Approximately $620 Million Ground Lease at 425 Park Avenue in New York City

NEW YORK, December 2, 2019

Safehold Inc. (NYSE: SAFE) reported that it has closed on the previously announced acquisition of the existing ground lease at 425 Park Avenue in New York, NY for approximately $620 million. In connection with this transaction, the Company entered into a joint venture agreement with a sovereign wealth fund in early September. Safehold owns approximately 55% of the venture and acts as its manager.

"We are excited to add the 425 Park ground lease to our portfolio," said Jay Sugarman, Chairman and Chief Executive Officer. "2019 has been a breakthrough year for Safehold and the closing of the ground lease at 425 Park, the first new office building constructed on Park Avenue in over 50 years, represents another significant milestone for the company. We look to finish the year strong and are excited to push forward with our plans for expansion in 2020."

425 Park Avenue is a 42-story, 670K sq. ft. Class A trophy office building under construction in the Park Avenue corridor of Manhattan. The building occupies the full block on Park Avenue between 55th and 56th Street. The majority of the 18K sq. ft. of retail space is leased to a restaurant that will be managed by Daniel Humm of Eleven Madison Park and The NoMad.



Photo: 425 Park Ave.

1114 Avenue of the Americas
New York, NY 10036
T 212.930.9400
investors@safeholdinc.com

About Safehold:

Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Through its modern ground lease capital solution, Safehold helps owners of high quality multifamily, office, industrial, hospitality and mixed-use properties in major markets throughout the United States generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT) and is managed by its largest shareholder, iStar Inc., seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com.

Customer Contact:

Tim Doherty
Executive Vice President
Co-Head of Investments
T: 212.930.9433
E: tdoherty@istar.com

Investor Relations Contact:

Jason Fooks
Senior Vice President
Investor Relations & Marketing
T: 212.930.9400
E: investors@safeholdinc.com